Exhibit 99.1

(1)         The shares of common stock reported herein were owned of record by YBR Holdings, LLC (“Holdings”), YBR Netherlands I, L.P. (“Netherlands I”), and YBR Netherlands II, L.P. (“Netherlands II,” and together with Holdings and Netherlands I, the “Apollo Funds”).  The amount reported includes an aggregate of 3,773,504 shares that were sold on November 23, 2004.  Apollo Management V, L.P. (“Management”) serves as the manager of Holdings.  Holdings is the general partner of each of Netherlands I and Netherlands II.  Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands V (B), L.P. and Apollo German Partners V GmbH & Co. KG are all members of Holdings (collectively, the “Apollo Members”).  AIF V Management, Inc. (“AIF V”) is the general partner of Management.  Apollo Advisors V, L.P. (“Advisors”) is the general partner of each of the Apollo Members. Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors.  The Apollo Funds, the Apollo Members, Management, Advisors, AIF V and ACM V, and Messrs. Leon Black and John Hannan, the executive officers and directors of AIF V and ACM V, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.